Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of iBio, Inc. and Subsidiaries of our report, dated October 13, 2020, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2020 and 2019 and for the years then ended, which report is included in the annual report on Form 10-K of iBio, Inc. for the year ended June 30, 2020. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Holmdel, New Jersey

November 25, 2020